EXHIBIT 99.1
FOR IMMEDIATE RELEASE
SEPTEMBER 20, 2006
CROSSTEX ENERGY, L.P. ANNOUNCES FINANCIAL RESTATEMENT
DALLAS, September 20, 2006 -— Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced today that its management and the Audit Committee of the Board of Directors of Crosstex Energy GP, LLC have concluded that the Partnership should restate previously issued interim (unaudited) financial statements for the quarters ended March 31, 2006 and June 30, 2006 due to a clerical accounting error made in the first quarter of 2006. The net effect of the required adjustment due to the error reduces the Partnership’s net income for the three months ended March 31, 2006 and the six months ended June 30, 2006 by approximately $0.9 million. Partners’ equity is reduced by the same amount, and current liabilities are increased by the same amount.
Management of the Partnership has determined that the Partnership purchased natural gas from a supplier on newly acquired gas processing assets in south Louisiana that was not accrued in the first quarter of 2006 due to a clerical error. The error occurred shortly after the acquisition of the south Louisiana assets from El Paso Corporation in November 2005 and during a period when the Partnership was upgrading and transitioning to new accounting systems for the acquired assets. Since the first quarter of 2006, the Partnership has implemented accounting system improvements and conducted additional training of new personnel. Also, the Partnership will implement additional accounting controls beginning in the third quarter of 2006 to specifically address the error.
The Partnership’s consolidated statements of operations and consolidated balance sheets as of and for the three months ended March 31, 2006 and as of and for the three and six months ended June 30, 2006 should no longer be relied upon. The Partnership will file amendments to its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 in the near term.

The impact of the error on Crosstex Energy, Inc.’s financial statements is not sufficient to warrant restating them.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas corporation headquartered in Dallas, operates over 5,000 miles of pipeline, twelve processing plants, four fractionators, and approximately 160 natural gas amine treating plants and 25 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.
Forward-Looking Statements
This press release contains forward-looking statements based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the Partnership’s and the Corporation’s assumptions and expectations are subject to a wide range of business risks. Such risks are discussed in the Partnership’s and the Corporation’s Form 10-Ks for the year ended December 31, 2005, Form 10-Qs for the quarter ended June 30, 2006, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
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Investor Contact:	Crystal C. Bell, Investor Relations Specialist,
Phone: 214-721-9407

Media Contact:	Jill McMillan, Public Relations Specialist
Phone: 214-721-9271